[H&H LETTERHEAD]

                                                                 EXHIBIT 5.1

                                      December 14, 1998

Securities and Exchange Commission
Filing Desk -- Stop 1-4
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

      Re: Princeton National Bancorp, Inc. -- Registration of 202,500 Shares of Common Stock, Par Value $5.00 Per Share, on Form S-8

Ladies and Gentlemen:

      We have acted as counsel to Princeton National Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 202,500 shares of Common Stock, $5.00 par value per share (the "Common Stock"), to be issued pursuant to the Princeton National Bancorp, Inc. Stock Option Plan (the "Plan"), which Plan was adopted by resolution of the Board of Directors of the Company on March 4, 1998 and approved by shareholders on April 14, 1998.

      In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

      Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              HOWARD & HOWARD

                                              /s/ TIMOTHY E. KRAEPEL
                                              ______________________________
                                              Timothy E. Kraepel